UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

 _______________________________________________________________________________________________________________________________________________________________________________________________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):				November 5, 2020

NACCO INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware		1-9172		34-1505819
(State or other jurisdiction of incorporation)		(Commission File Number)		(IRS Employer Identification No.)

5875 Landerbrook Drive
Suite 220
Cleveland,	Ohio			44124-4069
(Address of principal executive offices)				(Zip code)
		(440)	229-5151
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $1 par value per share	NC	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):
Emerging growth company       ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 8.01 Other Events.

The Sabine Mining Company, (“Sabine”), a wholly-owned subsidiary of NACCO Industries, Inc. (“NACCO”), operates the Sabine Mine in Texas. All production from Sabine is delivered to Southwestern Electric Power Company's (“SWEPCO”) Henry W. Pirkey Plant (the “Pirkey Plant”). SWEPCO is an American Electric Power (“AEP”) company. On November 5, 2020, AEP announced it intends to retire the Pirkey Plant in 2023 in order to comply with the U.S. Environmental Protection Agency’s Coal Combustion Residuals rule.

The Sabine Mine delivered 2.6 million tons to the Pirkey Plant in 2019. During the third quarter of 2020, SWEPCO reduced its expected future annual delivery requirements to be between 1.4 million and 1.7 million tons.

The Sabine Mine contributed approximately $2.7 million to NACCO’s Earnings from Unconsolidated Operations in the first nine months of 2020. The closure of the Pirkey Plant in 2023 would have a material adverse effect on the future Earnings of unconsolidated operations of the Coal Mining segment and on the long-term earnings and cash flows of NACCO. The terms of the contract between the Company and SWEPCO specify that SWEPCO is responsible for all costs related to mine closure, including but not limited to, final mine reclamation costs, post-retirement medical benefits and pension costs with respect to Sabine employees.

The Coteau Properties Company (“Coteau”), a wholly-owned subsidiary of NACCO, operates the Freedom Mine in North Dakota. All coal production from the Freedom Mine is delivered to Basin Electric Power Cooperative (“Basin Electric”). Basin Electric utilizes the coal at the Great Plains Synfuels Plant (the “Synfuels Plant”), Antelope Valley Station and Leland Olds Station. The Synfuels Plant is a coal gasification plant that manufactures synthetic natural gas and produces fertilizers, solvents, phenol, carbon dioxide, and other chemical products for sale.

On November 5, 2020, Basin Electric informed its employees and Coteau that it is considering changes that may result in modifications to its Synfuels Plant that could potentially reduce or eliminate coal requirements at the Synfuels Plant beginning in 2026. Basin Electric indicated that if it decides to proceed with any changes that could reduce or eliminate the use of coal, the feedstock change is not expected to occur before 2026. As a result, coal deliveries to the Synfuels Plant are expected to continue until at least 2026. Coteau delivered approximately 5.3 million tons to the Synfuels Plant in 2019. The term of the existing coal sales agreement terminates in 2027, but may be extended for two additional five year periods, or until 2037, at the option of Coteau.

If a final determination is made to reduce or eliminate the use of coal at the Synfuels Plant, the future reduction in coal deliveries to the Synfuels Plant would have a material adverse effect on the long-term earnings and cash flows of NACCO.

Sabine and Coteau both meet the definition of a variable interest entity (“VIE”). NACCO is not the primary beneficiary of these VIEs as it does not exercise financial control; therefore, NACCO does not consolidate the results of Sabine or Coteau within its financial statements. Instead, the Sabine and Coteau contracts are accounted for as equity method investments and included in the Earnings of unconsolidated operations.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 9, 2020		NACCO INDUSTRIES, INC.

		By:	/s/ Elizabeth I. Loveman
Elizabeth I. Loveman
Vice President and Controller